Exhibit 23.2


                        CONSENT OF KPMG ACCOUNTANTS N.V.


The Board of Directors
Philips Business Electronics International B.V.


We consent to the incorporation by reference in the Registration Statement (no. 333-08863 and 333-32911 and 333-57331) on Form S-8 of the FEI Company of our report dated April 9, 1997, with respect to the combined statements of income, comprehensive loss, and cash flows for the year ended December 31, 1996 of Philips Electron Optics Operations, which report appears in Amendment No. 1 to the 1998 annual report of FEI Company filed on Form 10-K dated on or about April 27, 1999.




KPMG ACCOUNTANTS N.V.

KPMG Accountants N.V.

Eindhoven, The Netherlands
April 26, 1999